As filed with the Securities and Exchange Commission on January 30, 2009

Registration No. 333-60698

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UST INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1193986
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 High Ridge Park, Building A Stamford, Connecticut	06905
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED STOCK INCENTIVE PLAN

(Full title of the plan)

Gary B. Glass

UST Inc.

6 High Ridge Park, Building A

Stamford, Connecticut 06905

(Name and address of agent for service)

(203) 817-3000

(Telephone number, including area code, of agent for service)

Copy to:

Jerry Whitson, Esq.

Hunton & Williams LLP

200 Park Avenue

53rd Floor

New York, New York 10166

(212) 309-1060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment No. 3 relates to the registration statement on Form S-8, Registration No. 333-60698 (as amended, the “Registration Statement”), filed by UST Inc., a Delaware corporation (the “Registrant”), for the registration of common stock to be offered pursuant to the Amended and Restated Stock Incentive Plan (formerly known as the 2001 Stock Option Plan, the “Plan”).

On January 6, 2009, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 7, 2008, as amended October 2, 2008 (the “Merger Agreement”), by and among the Registrant, Altria Group, Inc. (“Altria”) and Armchair Merger Sub, Inc., an indirect wholly-owned subsidiary of Altria (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect wholly-owned subsidiary of Altria. As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the common stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 30th day of January, 2009.

UST INC.

By:	/s/ MURRAY S. KESSLER
Name:	Murray S. Kessler
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MURRAY S. KESSLER Murray S. Kessler	President and Chief Executive Officer (Principal Executive Officer)	January 30, 2009

/S/ RAYMOND P. SILCOCK Raymond P. Silcock	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 30, 2009

/S/ JAMES D. PATRACUOLLA James D. Patracuolla	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	January 30, 2009

/S/ HOWARD A. WILLARD III Howard A. Willard III	Director	January 30, 2009

/S/ W. HILDEBRANDT SURGNER, JR. W. Hildebrandt Surgner, Jr.	Director	January 30, 2009

/S/ DANIEL J. BRYANT Daniel J. Bryant	Director	January 30, 2009